EXHIBIT 99.2

			Report of Independent Accountants


Fleet Bank (RI), National Association ("Fleet"), Transferor and Servicer


We have examined management's assertion, included in the accompanying Management Report, that Fleet maintained compliance, as Servicer, with Article III, subsection 3.4(c) and section 4.1 of the Second Amended and Restated Master Pooling and Servicing Agreement dated as of November 18, 2003 (the "Agreement"), between Fleet Bank (RI), National Association, as Transferor and Servicer, and JPMorgan Chase Bank, as Trustee, for the period November 18, 2003 through February 29, 2004. Management is responsible for Fleet's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about Fleet's compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about Fleet's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our opinion does not provide a legal determination on Fleet's compliance with specified requirements.

In our opinion, management's assertion that Fleet complied with the requirements of the aforementioned Agreement during the period November 18, 2003 through February 29, 2004 is fairly stated, in all material respects.



/s/PRICEWATERHOUSECOOPERS LLP
-----------------------------
PricewaterhouseCoopers LLP


New York, New York
May 19, 2004